Exhibit 10.2

A.J. Moyer

Amal Johnson

15635 Alton Parkway, Suite 250

Irvine, California 92618

March 23, 2020

Mr. Jeffery Gardner

Reference:	Interim President and CEO Employment Letter Agreement

Dear Jeff:

You have agreed to serve as Interim President and Chief Executive Officer (“Interim CEO”) of CalAmp Corp. (the “Company”) during the Company’s search for a permanent President and Chief Executive Officer (“Successor CEO”). This letter agreement (the “Agreement”) sets forth the terms of your employment as the Company’s Interim CEO and is effective as of March 25, 2020 (the “Effective Date”).

1.Position. In your position as Interim CEO, you will report to the Company’s Board of Directors (the “Board”). The Interim CEO position is a full-time position. Although you will be expected to spend time in Irvine, California at the Company’s headquarters, given the Coronavirus pandemic, we anticipate that your travel plans may vary significantly, and that you will work principally from your home office in Texas when you are not in Irvine. While you render services to the Company as Interim CEO, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company; provided, however, that you may continue to serve on any boards of directors on which you served as of the Effective Date. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. While you serve as Interim CEO, you will also continue to serve on the Board but you will not earn any non-employee director cash retainers, equity grants or other compensation under the Company’s Director Compensation Program for your services as director.

2.Term. From the Effective Date, your position as Interim CEO may continue, at the latest, until the date on which a Successor CEO is hired and commences employment with the Company (the “Interim Term”). Notwithstanding the foregoing, your employment is “at will.” The Company expects that you will remain on the Board as a non-employee director following the end of the Interim Term.

3.Compensation and Benefits.

3.1During the Interim Term, the Company will pay you at the annualized salary rate of Forty-Two Thousand Nine Hundred Seventeen Dollars ($42,917.00) per month, payable at such times as the Company’s normal payroll.

3.2Working in concert with the Company’s executive team and the Company’s outside consultants, and with due consideration of the timeline of events leading up to and following the Company’s annual meeting of stockholders in or about July 2020, you will present to the Compensation Committee of the Board for approval, an equity plan for you and your direct reports.

3.3Within sixty (60) days of the Effective Date, you will present to the Compensation Committee of the Board for approval, a proposal for a six (6)-month incentive bonus plan for you and your direct reports, based on the achievement of financial targets.

3.4During the Interim Term, you shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company now existing, or established hereafter, to the extent that he is eligible under the general provisions thereof. You shall also participate in all standard fringe benefits offered by the Company to any of its Executive Officers.

4.Expenses. During the Interim Term, the Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services as Interim CEO on behalf of the Company (including reimbursement of temporary furnished executive housing for a six (6)-month period, and living expenses in Orange County, California, up to Ten Thousand Dollars ($10,000) per month), in accordance with applicable Company policies and guidelines.

5.Indemnification. The Company shall indemnify you with respect to activities in connection with your employment hereunder to the fullest extent provided by applicable law and to the same extent as the Company indemnifies other Company officers or directors. You will also be named as an insured in your capacities as Interim CEO and as director of the Company on the director and officer liability insurance policy currently maintained or as may be maintained by the Company from time to time.

6.Required Employment Forms. You will be required, as a condition of your employment with the Company, to sign all of the Company’s standard forms applicable to new employees.

7.Tax Matters. All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes and other deductions required by law.

8.Entire Agreement. This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company, regarding your position as Interim CEO. This Agreement may not be amended or modified, except by an express written agreement signed by both you and the Chairman of the Board. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company will be governed by Delaware law, excluding laws relating to conflicts or choice of law. In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Orange County, California.

If the above terms are acceptable and in accordance with your understanding, please countersign this Agreement below and return it to us.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE

INTERIM PRESIDENT AND CEO EMPLOYMENT LETTER AGREEMENT

                   Very truly yours,

CALAMP CORP.:
By: /s/ A.J. Moyer _______________	By: /s/ Amal Johnson ____________________
A.J. Moyer	Amal Johnson
Chairman of the Board	Chairwoman of the Compensation Committee

Dated: _March 23, 2020 ________	Dated: _March 23, 2020 ________

ACKNOWLEDGED AND AGREED:
By: /s/ Jeffery R. Gardner _____________
Jeffery R. Gardner

Dated: _March 23, 2020 ______